EXHIBIT 99.1

NOTICE OF FORCE MAJEURE EVENT WITHDRAWN

Houston, Texas
February 21, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), is pleased to announce that  on February 21, 2011, our customer, RWE Dea Nile GmbH (“RWE”) formally withdrew its notice of a force majeure event, previously given on January 29, 2011 to Alpha Offshore Services Company (“Alpha”), a wholly-owned subsidiary of Atwood Oceanics, Inc.  The force majeure event intermittently affected the operations of the Atwood Aurora which is presently performing normal operations offshore Egypt in the Mediterranean Sea.

RWE and Alpha have agreed to a partial reduction of the operating day rate to apply during the period from January 28, 2011 to February 8, 2011 to account for the reduced manning levels on board the Atwood Aurora during that time period.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
(281) 749-7902